EXHIBIT 10.32

NEW JOBS LOAN AGREEMENT JSND /WORKFORCE SOLUTIONS SFN 58217(02-06)

ADMINISTRATOR			COMPANY
Job Service North Dakota			Red Trail Energy, LLC

1000 East Divide Ave / P.O. Box 5507			3682 Highway 8 South

Bismarck	North Dakota	58506-5507	Richardton	ND	58652
Project Number ND-018-06
This North Dakota New Jobs Training Agreement (the Agreement) is made and entered into as of September 11, 2006, (the Effective Date) between Job Service North Dakota, an agency of the state of North Dakota, (the Administrator) located at 1000 East Divide Avenue, P.O. Box 5507, Bismarck, North Dakota, and Red Trail Energy LLC, a ND corporation (the Employer).
A.	Pursuant to Chapter 52-02.1 of the North Dakota Century Code, (the Act) the Administrator has determined to enter into this Agreement with the Employer for the purpose of establishing a Project (the Project) (as defined in the Act), whereby the Employer will hire, educate, and train approximately 33 employees (the New Employees) to perform manufacturing of fuel at its Richardton, ND location.
B.	The Administrator and the Employer are parties to a Preliminary North Dakota New Jobs Training Agreement dated September 11, 2006, (the Preliminary Agreement).
C.	First National Bank (the Lender) located at 1620 Dodge Street, Omaha NE, 68197, has notified the Administrator that the Employer has qualified for a loan (the Loan) to fund training (the Training) identified in the Project to be provided to Employees filling new job positions created under this Agreement.
Now, therefore, in consideration of the premises and mutual representations and agreements hereinafter contained and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
Representations, Warranties, and Covenants
1.1	Representations. Warranties, and Covenants of the Administrator. The Administrator represents, warrants, and covenants that:
a.	The Administrator is a state agency duly organized and validly existing under the laws of the state of North Dakota (the State).

b.	The Administrator has all requisite power, authority, and legal right to execute, deliver, and perform this Agreement.

c.	This Agreement has been duly executed and delivered on behalf of the Administrator.

d.	Upon the execution of this Agreement, the Administrator shall notify the State Tax Commissioner, pursuant to Section 52-02.1-02 of the Act, of the existence of this Agreement and the identity of the Employer by providing the State Tax Commissioner with a copy of the executed Agreement.
1.2	Representations, Warranties, and Covenants of the Employer. The Employer represents, warrants, and covenants that:
a.	The Employer is a corporation duly organized and validly existing under the laws of the State of North Dakota and is qualified to do business in the State of North Dakota.

b.	The Employer has all requisite powers, authority, and legal right to execute, deliver, and perform this Agreement.

c.	The execution, delivery, and performance of this Agreement by the Employer has been duly authorized by all necessary corporate action.

d.	This Agreement has been duly executed and delivered on behalf of the Employer by its duly authorized representatives.

e.	The execution, delivery, and performance of this Agreement by the Employer does not violate or conflict with: (i) any existing law, ordinance, or governmental rule or regulation to which the Employer is subject, (ii) any provision of the Employer’s charter or bylaws, or (iii) any term, condition, or provision of any indenture, agreement, mortgage, or lease, or any other restriction, obligation, or instrument to which the employer is a party or by which it is bound except for any such violation or conflict that would not have a material adverse affect on the business of the employer.

f.	The base employment level (as defined in the Act) of the Employer in the State in connection with the Project as of the Effective Date was 6 full-time jobs.

g.	Subject to Section 2.10 below, the total number of new job positions filled or to be filled by the Employer during the Project (the New Positions) is set forth on Exhibit A, all of which positions are being created in connection with the expansion of the Employer’s business operations in the state, which are located at 3682 Highway 8 S, Richardton, ND 58652.

h.	None of the individuals filling new job positions created under this agreement had commenced work as full-time employees in those new job positions as of the Effective Date.

i.	Until the Loan has been paid in full, the Employer shall pay the New Employees being employed in new job positions covered under this Agreement an annual rate not less than $7.50 per hour plus benefits within the first 12 months of employment in a new job position covered under this Agreement.

ARTICLE 2
Project, Program Service, Program Costs, Loan Repayment
2.1	Project Duration. The commencement date of the Project is the Effective Date, and the completion date of the Project is September 11, 2016.
2.2	Program Services. The Project program service covered under this Agreement shall consist of on-the-job training and classroom training activities provided by or for the Employer for the purpose of educating and training the New Employees. The Training shall consist of:
On-the-job / classroom training as set forth in Exhibit A.
2.3	Program Costs. The program costs (as defined in the Act) anticipated to be incurred by the Employer in connection with the Project, including the deferred costs to be paid pursuant to the Loan, are identified in Exhibits A and B. The Employer agrees to pay, or cause to be paid, such program costs as follows:
a.	The actual costs incurred or to be incurred in connection with providing the Training pursuant to Section 2.2 above shall be paid directly by the Employer.

b.	An amount of $8,491.00 shall be paid to the Administrator from the proceeds of the Loan in full payment for all of the Administrator’s costs incurred or to be incurred by the Administrator in connection with the Project. This Administration Fee is five percent of the total State income tax withholding allowable for this project.

b.	The state income tax withholding on wages paid by the Employer for each New Employee under this Agreement shall be paid by the Employer to the State Tax Commissioner in accordance with applicable law, which payments shall permit the repayment of the Loan through the new jobs credit from income tax withholding (as defined in the Act) pursuant to Section 52-02.1-03 of the Act. If the amount of such income tax withholding is insufficient to pay in full any installment due and payable under the note evidencing the loan (the Note), or any installment due and payable under the Note shall not have been made timely in accordance with Section 52-02.1-03 of the Act, the Note, and Section 2.8 below, the Lender shall so notify the Employer in writing (any such notice, an Insufficiency Notice), within ten business days after the receipt by the Employer of a duly issued Insufficiency Notice, the Employer shall pay or cause to be paid to the Lender the amount of such insufficiency, which payment if made within such ten business day period, shall be deemed timely made and shall not constitute a default under the Note.
1.3	Maximum Deferral of Program Cost Payments. The deferral of program cost payments through the new jobs credit from withholding (as defined in the Act) shall not exceed ten years from the Effective Date, provided that payments in respect of any such credits accrued prior to the tenth anniversary of the Effective Date may be made thereafter to pay any amounts due and owing under the Note.
1.3	Maximum On-the-Job Training Costs. The on-the-job training costs for the Project shall not exceed 50 percent of the gross wages paid by the Employer to the New Employees in the first full calendar year after the Effective Date.
2.4	The Maximum New Jobs Credit From Withholding. The maximum new jobs credit from withholding (as defined in the Act) allowed for the Project shall be $169,813.00.
2.7	Assessment of Project. The Administrator shall have the right to monitor the Training under this Agreement at reasonable times and intervals upon prior written notice to the Employer.

2.8	Procedures for Loan Repayment: New Jobs Credit From Withholding. Pursuant to Section 52-02.1-03 of the Act, until the Loan shall have been repaid in full, the Loan shall be repaid by receipt of the new jobs credit from withholding, subject to the obligations of the Employer to make payments pursuant to any duly issued insufficiency Notice as set forth in Section 2.3(c) above.
2.9	Additional Tax Information.
The Employer has executed and delivered to the Administrator an Authorization To Disclose Tax Information and Designation of Representative, Form 500, authorizing the State Tax Commissioner to release to the Administrator and the State Treasurer information regarding the Employer’s delinquency or Failure to pay any income tax withholding required to be paid by the state.
b.	The Employer shall provide such other information as the State Tax Commissioner may require by law.
2.10	Right to Renegotiate Regarding Fewer New Employees. If the Employer, for any reason whatsoever anticipates that fewer than 33 New Employees shall have been hired by September 11, 2008, the Employer shall so notify the Administrator in writing (any such notice, a Renegotiation Notice), specifying the number of New Employees that shall be hired by September 11, 2008. Within ten days after receipt of a Renegotiation Notice, the Administrator shall reasonably determine, in accordance with the provisions of this Section 2.9, the reduced maximum amount of the new jobs credit from withholding that will be allowed for the Project (the Reduced Maximum), and shall so notify the Employer in writing (any such notice, a Renegotiation Response). The Reduced Maximum shall be calculated, based upon the reduced number of New Employees set forth in the Renegotiation Notice, pursuant to the procedures set forth in Exhibit A that the Administrator used to calculate the maximum set forth in Section 2.6 above. An amendment to the terms of this Agreement shall be affected pursuant to this Section 2.10 as follows:
a.	If, within ten days after receipt of a Renegotiation Response, the Employer accepts the terms or does not respond, this agreement shall thereupon be deemed to be amended so that the number of New Employees to be hired by September 11, 2008, shall be the number set forth in the Renegotiation Notice, and the reduced maximum amount of the new jobs credit from withholding that will be allowed for the Project will be as set forth in the Renegotiation Response.

b.	If, within ten days after receipt of a Renegotiation Response, the Employer objects to the terms, the Administrator and the Employer shall use their best efforts to avoid a termination of this agreement and to enter into an amendment to this Agreement that, in light of the changed circumstances, will result in each party realizing, as nearly as possible, the anticipated benefits of this Agreement.
Upon any amendment to this Agreement being affected pursuant to this Section 2.10, the Administrator shall so notify the State Tax Commissioner and State Treasurer in writing.

2.11	Right to Renegotiate Regarding Additional New Employees. If the Employer, for any reason whatsoever, anticipates that more than 33 New Employees shall have been hired by September 11, 2008 the Employer shall so notify the Administrator in writing (any such notice, a Renegotiation Notice), specifying the number of New Employees that shall be hired by September 11, 2008.

Within ten days after receipt of a Renegotiation Notice, the Administrator shall reasonably determine, in accordance with the provisions of this Section 2.9, the increased maximum amount of the new jobs credit from withholding that will be allowed for the Project (the Increased Maximum), and shall so notify the Employer in writing (any such notice, a Renegotiation Response). The Increased Maximum shall be calculated, based upon the additional number of New Employees set forth in the Renegotiation Notice, pursuant to the procedures set forth in Exhibit A that the Administrator used to calculate the maximum set forth in Section 2.6 above. An amendment to the terms of this Agreement shall be affected pursuant to this Section 2.11 as follows:
a.	If within ten days after receipt of a Renegotiation Response, the Employer accepts the terms, or does not respond, this agreement shall thereupon be deemed to be amended so that the number of New Employees to be hired by September 11, 2008, shall be the number set forth in the Renegotiation Notice and the increased maximum amount of the new jobs credit from withholding that will be allowed for the Project will be as set forth in the Renegotiation Response.

a.	If within ten days after receipt of a Renegotiation Response, the Employer objects to the terms, the Administrator and the Employer shall use their best collaborative efforts to avoid a termination of this agreement and to enter into an amendment to this Agreement that, in light of the changed circumstances, will result in each party realizing, as nearly as possible, the anticipated benefits of this Agreement.
Upon any amendment to this Agreement being affected pursuant to this Section 2.11, the Administrator shall so notify the State Tax Commissioner and State Treasurer in writing.
ARTICLE 3
Term and Termination
2.0	Term. This Agreement shall become effective as of the Effective Date and shall continue in affect until all payments shall have been made pursuant to Sections 2.3 (c) and 2.4 above, or such earlier date as the Loan shall have been repaid in full, unless earlier terminated pursuant to this Article III.
3.2	Termination by the Administrator. This Agreement may be terminated by the Administrator in accordance with the provisions of this Section 3.2 if any of the following events, shall occur as a result of any cause other than force majeure (as described in Section 3.3 below):
a.	The Employer fails to hire 33 New Employees by September 11, 2008, except in accordance with Section 2.10 above.

b.	The Employer fails in any material respect to provide the Training to the New Employees in accordance with this Agreement.

c.	Prior to the completion date of the Project, the Employer ceases or announces the cessation of the Project in the State, unless the Project is transferred to another facility in the State and the Administrator receives reasonable assurances that all amounts then payable under the Note will be paid when due.

d.	The Employer makes any material representation, warranty, or statement in this Agreement, or any other document required to be provided to the Administrator pursuant to this Agreement, which, in light of the circumstances in which such representation, warranty, or statement was made, was false or misleading in any material respect, and is not subsequently corrected by the Employer.

e.	The Employer fails to pay, or cause to be paid when due, the amount required to be paid to the Administrator pursuant to Section 2.3(b) above.

f.	The Employer files in any court or agency, pursuant to any statute or regulation of any state or the United States, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of its assets; the Employer is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 90 days after the filing; or the Employer proposes or is a party to any dissolution or liquidation or makes an assignment for the benefit of its creditors.

g.	The Employer fails to file any tax return or report required to be filed by the State or to pay when due any taxes which have become due and payable to the State, except such as are being contested in good faith and by proper proceedings. Prior to affecting a termination pursuant to this Section 3.2, the Administrator shall so notify the Employer in writing (any such notice, a Termination Notice), setting forth the reasons. Commencing upon receipt of a Termination Notice, the Administrator and the Employer shall have a period of 30 days in which to reconcile the issues relating to the event, giving rise to the Termination Notice. If, at the end of the 30-day period, the Administrator shall reasonably determine that such reconciliation has not been, or cannot be achieved, the Administrator may affect the termination of this Agreement by delivery of a final written notice (the Final Termination Notice) to the Employer, the Lender, the State Tax Commissioner, and the State Treasurer. The Final Termination Notice shall provide for the suspension of the repayment of the Loan through the new jobs credit from income tax withholding pursuant to Section 52-02.1-03 of the Act.
3.3	Force Majeure. No failure by the Employer to perform any of its obligations in connection with this Agreement (other than the failure to make required payments) shall give rise to a right of termination by the Administrator pursuant to Section 3.2 above, or subject the Employer to any liability if such failure results from any cause beyond the reasonable control of the Employer, including without limitation: acts of God; fire; explosion; flood; drought; war; riot; sabotage; embargo: strikes or other labor disputes; failure of suppliers to deliver on schedule: materials, equipment, or machinery; interruption of or delay in transportation; a national health emergency; or compliance with any order or regulation of any government entity.

3.4 Termination by the Employer. This Agreement may be terminated by the Employer in accordance with the provisions of this Section 3.4 if the Loan is not repaid through the new jobs credit from income tax withholding as provided in this Agreement and none of the events specified in Section 3.2 above shall have occurred and be continuing. The Employer may affect such termination by so notifying the Administrator in writing setting forth the reasons therefore.
ARTICLE 4
General Provisions
4.1	Compliance With Laws and Rules. The Employer and the Administrator shall each comply with the requirements of the Act and the rules promulgated, and with all other applicable state laws, orders, policies, and regulations. The Administrator shall provide notice to the Employer of any amendments to the Act, and within 30 days after receipt of any such notice, the Employer shall comply with the amendments set forth therein or provide notice to the Administrator of the Employer’s inability to comply with such amendments.
4.2	Entire Agreement: Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter and supersedes all previous verbal and written agreements with respect to such subject matter. Except as otherwise provided in Section 2.10 above, this Agreement may be amended only by a written agreement signed by an officer or other authorized representative of the party against whom enforcement of the amendment is sought.
4.3	Assignment: Successors and Assigns. The Employer may not assign this Agreement or any of its rights or obligations hereunder except to a wholly owned subsidiary of the Employer or a successor to all or substantially all of the Employer’s business, or otherwise with the written consent of the Administrator. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.
4.4	No Agency. It is understood that the Employer shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as an agent for the other party.
4.5	Notices. All notices or other communications required under this agreement shall be in writing and deemed duly given upon receipt if delivered in person or by registered or certified mail, postage prepaid, return receipt requested, or by any recognized overnight delivery service, addressed as follows:

If to the Employer, to:	Red Trail Energy, LLC
Attention Mick Miller
3682 Highway 8 South
Richardton, ND 58562

If to the Administrator, to:
Job Service North Dakota
Attention Executive Director
1000 East Divide Avenue
P.O. Box 5507
Bismarck, North Dakota 58506-5507

If to the Lender, to:
First National Bank
Chris Reiner / Andrew Wong
1620 Dodge St
Omaha, NE 68197

If to the State Treasurer, to:
North Dakota State Treasurer
State Capitol
600 East Boulevard Avenue
Bismarck, North Dakota 58505

If to the State Tax Commissioner, to:
North Dakota State Tax Commissioner
State Capitol
600 East Boulevard Avenue
Bismarck, North Dakota 58505

4.6	References to Sections and Exhibits. All references in this Agreement to a section or exhibit shall be deemed to refer to a section or exhibit to this Agreement unless the context requires otherwise.

4.7	Terms Defined in the Act. All terms used in this Agreement and defined in the Act shall be deemed to be used in this Agreement as defined in the Act unless the context requires otherwise.

4.8	Counterparts. This Agreement shall become binding when any one or more counterparts, individually or taken together , has been executed on behalf of both of the parties.

4.9	Equal Opportunity. No individual shall be excluded from participation in, denied the benefits of, subject to discrimination under, or denied employment in the administration or in connection with the Project because of race , color , disability , or political affiliation or belief. The Employer will take affirmative action to ensure that applicants for the New Positions are employed , and that employees are treated during their employment by the Employer without regard to their race , color , religion , national origin , handicap , age, sex, political affiliation or belief, or citizenship.

4.10	Governing Law. The validity, performance, construction , and affect of this Agreement will be governed by the laws of the state of North Dakota without giving affect to the principles of conflicts of law.
IN WITNESS WHEREOF, the Administrator and the Employer each have caused this Agreement to be executed on its behalf by a duly authorized officer as of the Effective Date.

Job Service North Dakota	Red Trail Energy, LLC

Signature	Signature

/s/ Maren Daley	/s/ Mick Miller
Maren Daley	Mick Miller

Executive Director	President & CEO

Date 9/21/06	Date 9-21-06

Exhibits to be Attached
Exhibit A
          Training Proposal
          Table of Contents
Introduction
Staffing Projection and Withholding Credits
Training Plan
Exhibit B
          Budget Summary

Exhibit A
TRAINING PROPOSAL
Red Trail Energy, LLC, the Employer

Table of Contents
Exhibit A
Introduction
Withholding Credit Projection and Position Creation Schedule
Training Plan
Exhibit B
Budget Summary

Introduction

Need:	To provide training to new employees of Red Trail Energy, LLC hired as a result of new job expansion in Richardton, North Dakota.

Objective:	To train a new work force of approximately 33 employees in North Dakota.

Strategies:	Red Trail Energy, LLC will utilize supervised classroom instruction and on-the-job training.

Red Trail Energy, LLC
New Jobs Creation Training Agreement
State Income Tax Withholding Credit
Projection and New Job Position Schedule

			Position Average		Total Project State
			Annual State	Position Average State	Income Tax
Position		New Job Position	Income Tax	Income Tax Withholding for	Withholding Credit
Number	New Job Position Title	Annual Wage	Withholding	Project Period	Available
001-001	Lab Manager	$60,000.00	$1,134.00	$11,340.00	$11,340.00
002-002	Main Manager	$65,000.00	$1,326.03	$13,260.00	$13,260.00
003-003	Operations Supervisor	$55,000.00	$968.03	$9,680.00	$9,680.00
004-004	Scale Operator	$45,000.00	$679.50	$6,795.00	$6,795.00
005-005	Lead Maintenance Tech	$45,760.00	$695. 55	$6,955.52	$6,955.52
006-009	Lead Operators	$45,760.00	$695.55	$6,955.52	$27,822.08
010-021	Operators	$35,360.00	$452.61	$4,526.08	$54,312.90
022-023	Utility Operators	$27,040.00	$267.70	$2,676.96	$5,353.92
024-026	Load out Operators	$24,960.00	$224.64	$2,246.40	$6,739.20
027-030	Maint Techs	$35,360.00	$452.61	$4,526.08	$18,104.32
031-031	Purchasing Agent	$35.360.00	$452.61	$4,526.08	$4,526.08
032-032	Lab Tech	$24.960.00	$224.64	$2,246.40	$2,246.40
033-033	Office Assistant	$27,040.00	$267.70	$2,676.96	$2,676.96
TOTAL					$169,812.44

TRAINING PLAN

							Project Payment Schedule
		Facility/	Length of	Start	End	Number	Position
Occupation	Type of Training	Course	Course	Date	Date	Trained	Average	Total
		Red Trail
Lab Manager	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	1	$11,340.00	$11,340.00
		Red Trail
Main Manager	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	1	$13,260.00	$13,260.00
		Red Trail
Operations Supervisor	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	1	$9,680.00	$9,680.00
		Red Trail
Scale Operator	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	1	$6,795.00	$6,795.00
		Red Trail
Lead Maintenance Tech	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	1	$6,955.52	$6,955.52
		Red Trail
Lead Operators	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	4	$6,955.52	$27,822.08
		Red Trail
Operators	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	12	$4,526.08	$54,312.96
		Red Trail
Utility Operators	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	2	$2,676.96	$5,353.92
		Red Trail
Load Out Operators	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	3	$2,246.40	$6,739.20
		Red Trail
Maint Techs	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	4	$4,526.08	$18,104.32
		Red Trail
Purchasing Agent	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	1	$4,526.08	$4,526.08
		Red Trail
Lab Tech	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	1	$2,246.40	$2,246.40
		Red Trail
Office Assistant	OJT/Classroom	Energy, LLC	16 wks.	9/11/06	9/11/08	1	$2,676.96	$2,676.96

Exhibit B
Budget Summary
The source of training funds is from Self-Financing to be repaid from the North Dakota New Jobs State Income Tax Withholding Credit.
The training fund dollars will be allocated in the following areas:

Administration Fee	$8,491.00
Total Allowable Withholding	$169,813.00
Job Service North Dakota is an equal opportunity employer / program provider.
Auxiliary aids and services are available upon request to individuals with disabilities.

TRAINING PARTICIPANTS JSND / WORKFORCE SOLUTIONS SFN 54255(R. 2-06)
Name of Company
Training Program
Contract Number

Employee Last Name/First Name					Social Security	Hourly Wage	Type of	Training Date
(Alphabetical Order)	Street Address	City	State	Zip Code	Number	at Training	Training	Completion